UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 10, 2015

Sysco Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-06544	74-1648137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Enclave Parkway, Houston, TX 77077-2099

(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (281) 584-1390

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Background

On December 8, 2013, Sysco Corporation (“Sysco” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with USF Holding Corp. (“USF”), a Delaware corporation and the parent of US Foods, Inc. (“US Foods”), and two wholly-owned subsidiaries of Sysco, pursuant to which Sysco agreed to acquire USF (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement.

On March 21, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved the immediate payment of incentive and retention cash awards to certain senior officers of the Company instrumental in the successful negotiation of the Merger Agreement, as well as the establishment of an incentive pool (the “Merger Incentive Pool”) for certain senior officers (including the named executive officers other than the Company’s Chief Executive Officer and former Executive Chairman) expected to be directly involved in Merger integration. The target value of each individual cash award under the Merger Incentive Pool was based on the officer’s specific role with respect to the Merger integration planning efforts and was expressed as a percentage of base salary, and the payment of these cash awards was contingent, among other things, upon the closing of the Merger and the approval of a definitive integration plan. For further discussion of these incentives, please refer to the Company’s Proxy Statement filed with the Securities and Exchange Commission on October 8, 2014 (the “Proxy Statement”).

On June 26, 2015, the Company, USF and the two merger subsidiaries of Sysco entered into an Agreement and Release to terminate the Merger Agreement. The parties mutually agreed to terminate the Merger Agreement following the decision of the U.S. District Court for the District of Columbia to grant the Federal Trade Commission’s request for a preliminary injunction to block the transactions contemplated by the Merger Agreement. Due to the termination of the Merger Agreement and the resulting failure to satisfy the conditions to payment described above, no payments have been, or will be, made pursuant to the Merger Incentive Pool.

Incentive and Retention Payments

From the effective date of the Merger Agreement in December 2013 through the termination thereof in June 2015, certain senior officers of the Company were directly engaged in planning the complex integration in connection with the Merger, while simultaneously continuing to effectively lead Sysco’s ongoing operations during the pendency of the Merger.

On July 10, 2015, (a) based on the strong desire of the Committee to motivate and retain these senior officers as they transition their focus from Merger integration planning to pursuing other operational and strategic initiatives, (b) in an effort to recognize that these individuals have played critical roles in the development of the strategy of the Company in conjunction with their integration planning work, and (c) in recognition of the work product generated by the Merger integration planning teams under the direction of these senior officers, which will be of considerable value to the Company in the future, the Committee approved one-time incentive and retention cash payments to such officers, including the following payments to four of the Company’s named executive officers identified in the Proxy Statement:

•	Robert C. Kreidler – $429,000

•	Thomas Bené – $281,250

•	Michael W. Green – $321,750

•	Wayne R. Shurts – $264,150

The amount of each incentive and retention payment was determined in reference to typical market conventions for incentive and retention awards, as well as the future value of the work generated by the Merger integration planning teams. The Committee used the target amounts under the Merger Incentive Pool as a reference only, and considering the reference factors above, determined the payment amounts, which are a fraction of such target amounts.

The incentive and retention payments described above, which are expected to be paid within 30 days of the Committee’s approval, are subject to a twelve-month recoupment provision whereby, subject to applicable law, all of the award paid to the recipient may be recovered by the Company if the recipient voluntarily leaves the Company or is terminated for cause within the twelve-month period following receipt of the award. A voluntary departure does not include a retirement in good standing on or after December 31, 2014, in which the officer is at least 55 years of age with no less than 10 years of service with the Company, such as Mr. Green’s previously disclosed retirement. Additionally, the Committee has waived application of the recoupment provision to Mr. Kreidler’s incentive and retention payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sysco Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sysco Corporation

Date: July 16, 2015	By:	/s/ Russell T. Libby
Russell T. Libby
Executive Vice President-Corporate Affairs, Chief Legal Officer and Corporate Secretary